Exhibit 23.0

Consent of Whittlesey & Hadley, P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-124840 and No. 333-119499  on Form S-8 of Naugatuck Valley Financial Corporation of our report, dated March 11, 2008 appearing in this annual report on Form 10-K of Naugatuck Valley Financial Corporation for the year ended December 31, 2007.

Hartford, Connecticut
March 24, 2008